Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice-President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Results for the Third Quarter

(Bassett, Va.) – October 7, 2010 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 28, 2010.

Consolidated sales for the quarter ended August 28, 2010 were $58.5 million as compared to $57.7 million for the quarter ended August 29, 2009, an increase of 1.5%. Gross margins for the third quarter of 2010 and 2009 were 45.5% and 45.1%, respectively. The margin increase was primarily a result of the retail segment’s increased share of the overall sales mix, as well as improved margins in the Company-owned stores. Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges, increased $1.6 million for the third quarter of 2010 as compared to the third quarter of 2009, again primarily due to the net addition of 12 Company-owned retail stores since the third quarter of 2009. The Company also recorded $1.3 million of bad debt and notes receivable valuation charges during the third quarter of 2010 as compared to $1.2 million for the third quarter of 2009, a $0.1 million increase. The Company reported a net loss of $2.4 million, or $0.21 per share, for the quarter ended August 28, 2010, as compared to a net loss of $3.4 million, or $0.30 per share, for the quarter ended August 29, 2009.

In order to better understand profitability trends related to on-going operations, the Company’s management considers the effects of certain items on results for the quarter. Accordingly, the results for the quarter ended August 28, 2010 included $0.5 million of periodic costs associated with carrying idle retail facilities. The results for the quarter ended August 29, 2009 included $1.8 million of lease exit charges and $0.5 million of periodic costs associated with carrying idle retail facilities. Excluding these items, the net loss for the quarter ended August 28, 2010 would have been $1.9 million as compared to a net loss of $1.1 million for the quarter ended August 29, 2009. See the attached Reconciliation of Net Loss as Reported to Net Loss as Adjusted to compare quarter over quarter results without these items.

“The Company grew quarterly wholesale sales on a year over year basis for the first time in four years,” said Robert H. Spilman, Jr., President and CEO. “However, actions that we have taken over the course of the year to position the Company for the future adversely affected our performance for the period. In particular, losses from newly acquired stores and the costs associated with opening two new stores temporarily slowed the pace of progress shown by our Corporate Retail Division. In addition, the slow sales environment of the summer months has historically made the third quarter our weakest of the year. But beyond this seasonality, supply chain delays and aggressive holiday wholesale discounts negatively impacted our bottom line. We have addressed all of these areas and expect corresponding improvement going forward.”

“Additionally, the Company grew wholesale inventories by $8 million during the quarter,” Mr. Spilman added. “This increase is designed to offer higher service levels to our customers and to grow our wholesale volume. We expect to further increase inventories in the fourth quarter, although at a considerably slower pace. As a result, the Company used approximately $7 million of cash during the quarter. While we continue to monitor our cost structure and overall expenses, we believe that this investment will result in top-line sales growth and improved operating results in the future.”

Wholesale Segment

Net sales for the wholesale segment were $43.8 million for the third quarter of 2010 as compared to $41.8 million for the third quarter of 2009, an increase of 4.9%. While the Company saw a slight improvement in wholesale orders as compared to the third quarter of 2009, shipments were adversely affected by delays in receiving imported product from certain of the Company’s overseas suppliers. In an effort to mitigate the stock outages caused by these delays and improve service levels to our customers, the Company has increased inventory levels through the end of the third quarter. Approximately 54% of wholesale shipments during the third quarter of 2010 were imported products compared to approximately 51% for the third quarter of 2009. Gross margins for the wholesale segment were 29.6% for the third quarter of 2010 as compared to 30.3% for the third quarter of 2009. This decrease is primarily due to additional sales and promotional discounts given during the third quarter of 2010 to stimulate demand and the introduction of a lower cost upholstery line that has a slightly lower margin. Wholesale SG&A, excluding bad debt and notes receivable valuation charges, increased $0.1 million, or 0.8%, for the third quarter of 2010 as compared to 2009. As a percentage of net sales, SG&A decreased 1.1 percentage points to 25.6% from 26.7% during the third quarter of 2009. The Company recorded $1.3 million of bad debt and notes receivable valuation charges for both the third quarter of 2010 and 2009.

The dollar value of wholesale backlog, representing orders received but not yet shipped to dealers and company stores, was $13.8 million at August 28, 2010 as compared with $8.8 million at August 29, 2009. A significant portion of the $5.0 million increase in wholesale backlog is attributable to delayed wood product shipments and higher demand for certain imported upholstery products. During the third quarter, wholesale backlog decreased $2.8 million, primarily due to improved delivery of upholstered product, particularly at the end of the quarter. Deliveries of imported wood product, while improving, continued to be impacted by stock outages. The Company expects to moderately increase the level of wood inventory through the fourth quarter to improve service levels and reduce the backlog to a more normal level.

“We have been focused on stemming the attrition that we have been experiencing in our wholesale division, so the 4.9% increase that we produced during the quarter was a positive step,” continued Mr. Spilman. “The increase, however, was partially achieved by a very aggressive promotional discount during our Memorial Day sales period. Although the resulting sales that were generated were significantly in excess of our plan, the overall effect on our margins made the aggregate discount too expensive.”

“Orders from traditional sales channels (sales outside of our store network) have been building throughout the year,” added Mr. Spilman. “We are encouraged that for the first time in several years quarterly shipments outside of the store network exceeded the prior year’s.”

“We are pleased with our Upholstery Division’s performance as sales grew 17% during the period, driven by our recently introduced starting price point domestic assortment and new imported leather and motion products,” said Mr. Spilman. “Upholstery operating profit improved slightly over last year as these new introductions carried a lower margin. Wood volume declined during the quarter, primarily due to last year’s closing of our fiberboard operation and the aforementioned supply chain issues that have prevented the Company from completely leveraging its wood sales backlog. We expect the high backlog will finally ship through the system by the end of the fourth quarter.”

Retail Segment

At August 28, 2010, the total store network included 55 licensee-owned stores and 47 Company-owned and operated stores. During the three months ended August 28, 2010, the Company acquired certain assets of, and now operates, two additional licensee stores. In addition, two single-store licensees closed during the third quarter of 2010. The following table summarizes the changes in store count during the nine months ended August 28, 2010:

	November 28, 2009	New Stores	Stores Acquired	Stores Closed	August 28 2010

Company-owned stores	36	2	10	(1)	47
Licensee-owned stores	68	—	(10)	(3)	55

Total	104	2	—	(4)	102

The Company-owned stores had sales of $29.9 million in the third quarter of 2010 as compared to $28.5 million in the third quarter of 2009, an increase of 5.0%. The increase was comprised of a $3.4 million increase from the net addition of 12 stores since the end of the third quarter of 2009, partially offset by a $2.0 million, or 7.9% decrease in comparable store sales (“comparable” stores include those locations that have been open and operated by the Company for all of each comparable reporting period). Deliveries to customers continued to be adversely affected during the third quarter of 2010 by stock outages at the wholesale level due to delays in receiving imported product from the Company’s overseas suppliers, partially offset by deliveries from a strong order backlog carried over into the third quarter from May 2010.

While the Company does not recognize sales until goods are delivered to the customer, the Company’s management tracks written sales (the dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores during the third quarter of 2010 and 2009 were $21.2 million and $22.0 million, respectively, a decrease of 3.5%.

Gross margins for the quarter increased 0.7 percentage points to 45.8% as compared to the third quarter of 2009 due to improved pricing and promotional strategies and improved clearance margins. SG&A increased $1.4 million from the third quarter of 2009, primarily due to increased store count. On a comparable store basis, gross margins increased 1.2 percentage points to 47.2% and SG&A increased 0.2 percentage points to 54.2% for the third quarter of 2010 as compared to the comparable 2009 period. Operating losses for the comparable stores were reduced by 19.5% to $1.6 million. In all other stores (consisting of the 14 stores which have been acquired, opened or closed during the twelve months ended August 28, 2010), the operating loss was $1.3 million or 18.8% of sales. This higher level of operating losses reflects the fact that several of the acquired stores were struggling or failing at the time of acquisition. It has generally taken six to twelve months of operations by corporate retail management to either implement the changes necessary to improve performance in the acquired stores or to make a final determination regarding their on-going viability. Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores. The dollar value of retail backlog, representing orders received but not yet shipped to customers, was $12.7 million, or an average of $270 thousand per open store, at August 28, 2010 as compared with $8.0 million, or an average of $230 thousand per open store, at August 29, 2009. A significant portion of the $4.7 million increase in retail backlog is attributable to the addition of new stores along with delayed shipments due to stock outages.

“Despite our large unfulfilled backlog and lower delivered sales, our comparable corporate retail stores were once again able to improve operating results, primarily due to gross margin improvement,” added Mr. Spilman. “However, the combination of 11 store acquisitions over the last 12 months, many of which were being operated in a distressed mode, and the costs associated with the opening of two new stores generated a larger loss in corporate retail than we experienced last year. While we believe these acquisitions will ultimately better position us for the future, we plan to slow the pace of upcoming licensee takeovers dramatically over the next several months. Meanwhile, we will evaluate the current fleet of 47 stores, location by location, to produce improved performance. At the moment we have identified two recently acquired stores for closing. We believe that this process will ensure that the newly acquired stores begin to operate at a level similar to our existing store network.”

Balance Sheet and Cash Flow

The Company used $6.8 million of cash in operating activities during the third quarter of 2010, primarily due to the Company’s initiative to increase inventory to improve customer service levels. In addition, lower shipments that were experienced as a result of stock outages negatively impacted cash collections from the Company’s customers, further contributing to the decline in operating cash flow. The Company expects only modest increases in inventory over the remainder of 2010. In addition to the $5.6 million of cash on-hand, the Company has investments of $15.1 million, primarily consisting of $14.3 million in cash, money market accounts, bond funds, and individual treasuries, and $0.8 million in a hedge fund. Although the $14.3 million is primarily cash and other liquid assets, the Company presents these as long-term assets as they are pledged as collateral for the revolving debt agreement.

The Company has four mortgages totaling approximately $9.5 million that will mature during the twelve month period following August 28, 2010. The Company expects to satisfy these obligations through a variety of means, which may include refinancing, drawing from its revolving credit facility, or paying from cash on hand or future operating cash flow. However, there can be no assurance that any of these strategies will be successful.

After having voluntarily repaid the outstanding balance of $15.0 million on its revolving credit facility during the second quarter of 2010, the Company continued through the third quarter of 2010 without drawing upon the facility, which matures on November 30, 2010. The Company is continuing discussions with its bank regarding the amendment and extension of the facility beyond its current maturity. While there can be no assurance that these discussions will result in a favorable outcome, the Company expects to have an amended and extended facility in place prior to November 30, 2010.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 102 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of fiscal 2010, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	Quarter Ended August 28, 2010		Quarter Ended August 29, 2009		Nine Months August 28, 2010		Nine Months August 29, 2009
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$58,527	100.0%	$57,670	100.0%	$169,263	100.0%	$173,199	100.0%

Cost of sales	31,914	54.5%	31,684	54.9%	88,469	52.3%	98,037	56.6%

Gross profit	26,613	45.5%	25,986	45.1%	80,794	47.7%	75,162	43.4%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	27,577	47.1%	25,965	45.0%	81,107	47.9%	78,932	45.6%
Bad debt and notes receivable valuation charges	1,347	2.3%	1,230	2.1%	5,177	3.1%	12,971	7.5%
Restructuring and asset impairment charges	—		—	—	—		1,388	0.8%
Lease exit costs	—		1,777	3.1%	—		2,062	1.2%

Loss from operations	(2,311)	-3.9%	(2,986)	-5.2%	(5,490)	-3.2%	(20,191)	-11.7%

Other income (loss), net	(265)	-0.5%	(846)	-1.5%	1,435	0.8%	(5,330)	-3.1%

Loss before income taxes	(2,576)	-4.4%	(3,832)	-6.6%	(4,055)	-2.4%	(25,521)	-14.7%

Income tax benefit	208	0.4%	386	0.7%	112	0.1%	256	0.1%

Net loss	$(2,368)	-4.0%	$(3,446)	-6.0%	$(3,943)	-2.3%	$(25,265)	-14.6%

Basic and diluted loss per share	$(0.21)		$(0.30)		$(0.34)		$(2.21)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) August 28, 2010	November 28, 2009
Assets
Current assets
Cash and cash equivalents	$5,599	$23,221
Accounts receivable, net	31,669	34,605
Inventories	42,373	33,388
Other current assets	9,303	13,312

Total current assets	88,944	104,526

Property and equipment
Cost	143,177	152,153
Less accumulated depreciation	95,979	101,517

Property and equipment, net	47,198	50,636

Investments	15,103	14,931
Retail real estate	27,889	28,793
Notes receivable, net	7,955	8,309
Other	8,537	9,034

	59,484	61,067

Total assets	$195,626	$216,229

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$23,274	$14,711
Accrued compensation and benefits	5,940	6,490
Customer deposits	8,998	5,946
Other accrued liabilities	12,166	11,730
Current portion of real estate notes payable	9,698	4,393

Total current liabilities	60,076	43,270

Long-term liabilities
Post employment benefit obligations	10,427	10,841
Bank debt	—	15,000
Real estate notes payable	4,339	16,953
Distributions in excess of affiliate earnings	8,757	10,954
Other long-term liabilities	7,096	8,877

	30,619	62,625

Commitments and Contingencies

Stockholders’ equity
Common stock	57,745	57,274
Retained earnings	46,518	50,461
Additional paid-in-capital	392	481
Accumulated other comprehensive income	276	2,118

Total stockholders’ equity	104,931	110,334

Total liabilities and stockholders’ equity	$195,626	$216,229

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	Nine Months August 28, 2010	Nine Months August 29, 2009
Operating activities:
Net loss	$(3,943)	$(25,265)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,424	4,966
Equity in undistributed income of investments and unconsolidated affiliated companies	(3,198)	(1,582)
Provision for restructuring and asset impairment charges	—	1,388
Lease exit costs	—	2,062
Provision for lease and loan guarantees	1,375	2,428
Provision for losses on accounts and notes receivable	5,177	12,971
Other than temporary impairment of investments	—	1,255
Realized income from investments	(2,246)	(607)
Payment to terminate lease	—	(400)
Other, net	426	(55)
Changes in operating assets and liabilities
Accounts receivable	(3,527)	(5,701)
Inventories	(6,345)	6,761
Other current assets	3,091	4,915
Accounts payable and accrued liabilities	6,463	(4,704)

Net cash provided by (used in) operating activities	1,697	(1,568)

Investing activities:
Purchases of property and equipment	(1,805)	(856)
Proceeds from sales of property and equipment	4,239	129
Acquisition of retail licensee stores, net of cash acquired	(378)	(481)
Proceeds from sales of investments	8,937	22,310
Purchases of investments	(8,687)	(6,295)
Dividends from affiliates	937	2,909
Net cash received on licensee notes	424	515

Net cash provided by investing activities	3,667	18,231

Financing activities:
Net repayments under revolving credit facility	(15,000)	(1,000)
Repayments of real estate notes payable	(7,309)	(593)
Issuance of common stock	107	72
Repurchases of common stock	—	(75)
Cash dividends	—	(1,142)
Payments on other notes	(784)	(556)

Net cash used in financing activities	(22,986)	(3,294)

Change in cash and cash equivalents	(17,622)	13,369
Cash and cash equivalents - beginning of period	23,221	3,777

Cash and cash equivalents - end of period	$5,599	$17,146

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	Quarter ended August 28, 2010	Quarter ended August 29, 2009	Nine Months August 28, 2010	Nine Months August 29, 2009
Net Sales
Wholesale	$43,805 (a)	$41,771 (a)	$126,933 (a)	$134,731	(a)
Retail	29,896	28,484	87,399	77,887
Inter-company elimination	(15,174)	(12,585)	(45,069)	(39,419)

Consolidated	$58,527	$57,670	$169,263	$173,199

Operating Income (Loss)
Wholesale	$385 (b)	$290 (b)	$873 (b)	$(10,440	) (b)
Retail	(2,924)	(2,318)	(6,524)	(7,348)
Inter-company elimination	228	819	161	1,047
Restructuring and asset impairment charges	—	—	—	(1,388)
Lease exit costs	—	(1,777)	—	(2,062)

Consolidated	$(2,311)	$(2,986)	$(5,490)	$(20,191)

(a)	Excludes wholesale shipments for dealers where collectibility is not reasonably assured at time of shipment as follows:

	August 28, 2010	August 29, 2009
Quarter ended	$147	$1,467
Nine months	862	6,975

(b)	Includes bad debt and notes receivable valuation charges as follows:

	August 28, 2010	August 29, 2009
Quarter ended	$1,347	$1,230
Nine months	5,177	12,971

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Net Loss as Adjusted (Unaudited)

(In thousands, except for per share data)

	Quarter ended August 28, 2010	Per Share	Quarter ended August 29, 2009	Per Share	Nine months August 28, 2010	Per Share	Nine months August 29, 2009	Per Share

Net loss as reported	$(2,368)	$(0.21)	$(3,446)	$(0.30)	$(3,943)	$(0.34)	$(25,265)	$(2.21)

Restructuring and asset impairment charges	—	—	—	—	—	—	1,388	0.12
Lease exit costs	—	—	1,777	0.16	—	—	2,062	0.18
Other than temporary impairment of securities	—	—	—	—	—	—	1,255	0.11
Closed stores and idle retail facility charges	494	0.04	531	0.05	1,565	0.14	2,554	0.22

Net income (loss) as adjusted	$(1,874)	$(0.17)	$(1,138)	$(0.10)	$(2,378)	$(0.20)	$(18,006)	$(1.57)

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. The “as adjusted” information is not presented in conformity with generally accepted accounting principals in the United States. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information - Unaudited

(In thousands)

	33 Comparable Stores				27 Comparable Stores
	Quarter Ended August 28, 2010		Quarter Ended August 29, 2009		Nine months August 28, 2010		Nine months August 29, 2009
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$22,835	100.0%	$24,798	100.0%	$60,141	100.0%	$64,883	100.0%

Cost of sales	12,063	52.8%	13,381	54.0%	30,762	51.1%	34,448	53.1%

Gross profit	10,772	47.2%	11,417	46.0%	29,379	48.9%	30,435	46.9%

Selling, general and administrative expense*	12,368	54.2%	13,399	54.0%	32,359	53.9%	35,197	54.2%

Loss from operations	$(1,596)	-7.0%	$(1,982)	-8.0%	$(2,980)	-5.0%	$(4,762)	-7.3%

	All Other Stores				All Other Stores
	Quarter Ended August 28, 2010		Quarter Ended August 29, 2009		Nine months August 28, 2010		Nine months August 29, 2009
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$7,061	100.0%	$3,686	100.0%	$27,258	100.0%	$13,004	100.0%

Cost of sales	4,151	58.8%	2,258	61.3%	14,750	54.1%	7,298	56.1%

Gross profit	2,910	41.2%	1,428	38.7%	12,508	45.9%	5,706	43.9%

Selling, general and administrative expense	4,238	60.0%	1,764	47.8%	16,052	58.9%	8,292	63.8%

Loss from operations	$(1,328)	-18.8%	$(336)	-9.1%	$(3,544)	-13.0%	$(2,586)	-19.9%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.